EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT dated as of July 1, 1997 (this "Agreement"), between dick clark productions, inc., a Delaware corporation (the "Company"), and RICHARD W. CLARK (the "Executive").

           The Executive is currently employed as the Chairman and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of July 1, 1992 (the "Existing Agreement"). The Company considers the Executive's continued employment with the Company to be crucial to the continued operations and performance of the Company. Accordingly, the Company desires to secure the continued services of, and to continue the employment of the Executive with the Company and the Executive desires to continue in the employ of the Company. Therefore, the Company shall continue to Employ the Executive on the terms, provisions and conditions set forth in this Agreement and the Executive is willing to continue such employment, upon such terms, provisions and conditions.

           Accordingly, the Company and the Executive hereby agree as follows:

           1.         Employment

                      (a) The Company shall employ the Executive, and the Executive shall serve the Company during the term hereof, as Chairman and Chief Executive Officer of the Company, with such duties and responsibilities normally associated with those positions; and the Executive hereby accepts such employment and agrees to serve the Company as the Chairman and Chief Executive Officer of the Company. The Company may request the Executive to serve as the Chief Executive Officer of certain of its subsidiaries, and if so requested, the Executive agrees



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to serve as the Chief  Executive  Officer of those  subsidiaries.  The Executive shall also provide the Company with his creative and executive producer services in connection with the Company's television, video and motion picture production activities. The Executive shall devote his best efforts and the major portion of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. The Executive shall report directly and exclusively to the Company's Board of Directors. The
Executive's services shall be performed in Burbank, California (or such other location as the Executive and the Company may agree upon), subject to travel reasonably and customarily required by the Company in connection with the performance of the Executive's services hereunder.

                      (b) Notwithstanding anything to the contrary contained in this Agreement, the Executive may devote a significant portion of his business time to other business activities, including, without limitation (i) performing (as actor, host or otherwise) on television, radio and other media, consulting (other than in connection with television, video and motion picture production in the United States); (ii) owning and managing cable television systems (including the related telephony and data transmission on such systems); (iii) authoring and writing books, magazine articles or other publications (provided that the Executive will not during the Term of this Agreement license to any third party the right to exploit any television, video or motion picture rights of such books, articles or other publications without first affording the Company the right to acquire such rights as follows: the Executive will first negotiate with the Company in good faith for a period of thirty (30) days prior to negotiating with any third parties; if an agreement with the Company does not result from such negotiations, the Executive shall be free to license such rights to third parties on terms which are no less favorable to the Executive


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than the terms last  offered by the  Company  during the  negotiations  with the
Company and if the terms with the third party are less favorable to the Executive, then the Executive shall once again offer such terms to the Company on an exclusive basis for a period of twenty (20) days) in which case the Company can match such terms; (iv) making personal appearances on his own behalf and on behalf of third parties in his capacity as a celebrity; (v) making product and third party endorsements; (vi) licensing his name, voice, sobriquet, biographical material and likeness in connection with any business activities permitted by this Section 1(b); (vii) serving as an officer or director of companies a majority of whose equity is owned or controlled, directly or indirectly, by the Executive on the date of this Agreement and companies a majority of whose equity is owned by the Executive after the date of this Agreement (provided such companies do not compete with any business conducted by the Company or are companies in which the Company declined to make an investment); (viii) serving as an officer or director of other companies or entities which do not compete with the business conducted by Company; and (ix) serving as an officer or director of other companies or entities or otherwise being involved in a business whose activities or operations may be similar to a business engaged in by the Company, if the Executive becomes involved in such business only after the Executive has offered the business opportunity which is presented to him to the Company and the Company has declined such opportunity and only if the Board of Directors have determined that the Executive's involvement with any such company or business activity would not be detrimental or adverse to the interests of the Company; provided, further, that in each case the activities to be engaged in by the Executive do not materially interfere with the Executive's performance of any of his duties and obligations under this


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Agreement.  As used in this Section 1(b), the term  "Company"  shall include the
Company and its subsidiaries.

           2. Term of Employment. The term of Executive's employment by the Company under this Agreement shall commence on and as of the July 1, 1997, and, subject to earlier termination pursuant to Section 5 or 7 hereof, shall terminate on June 30, 2002 (the "Term"). Notwithstanding the foregoing, unless the Company gives written notice to the Executive prior to April 1 in any year during the Term of this Agreement that it does not intend to have the Term of this Agreement extended, the Term of this Agreement shall automatically extend for an additional year from its then current expiratory date. For purposes of this Agreement, the term "Term" shall include any extension of the then applicable Term as provided in this Section 2. An example of the operation of this Section 2 is as follows: if by April 1, 1998 the Company does not furnish a notice to the Executive that the Company does not desire the Term to be extended, then the Term shall automatically be extended until June 30, 2003.

           3.         Compensation

                      (a) As full compensation for all services rendered by the Executive to the Company under this Agreement, the Company shall pay to the Executive (i) a base salary at an annual rate of $975,000, payable in equal installments (once every two weeks) in accordance with the Company's customary payroll practice for its executives, and (ii) a bonus determined in accordance with Section 3(b).

                      (b) With respect to each fiscal year of the Company during the term of the Executive's employment under this Agreement, commencing with the fiscal year ending


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June 30,  1998,  the  Company  shall pay to the  Executive  a bonus equal to the following amounts with respect to the Pre-tax Profits of the Company, if any, during that fiscal year:

           If Pre-tax Profits are:

           Over                  But Not over        Payment
           ----                  ------------        -------

           0                   - $ 7,000,000         0

           $ 7,000,000         - $10,000,000         $380,000 + 4% of Pre-tax
                                                     Profits over $7,000,000

           $10,000,000         - $15,000,000         $500,000 + 3% of Pre-tax
                                                     Profits over $10,000,000

           $15,000,000         -                     $650,000 + 2% of Pre-tax
                                                     Profits over $15,000,000

The bonus, if any, payable to the Executive pursuant to this Section 3(b) with respect to any fiscal year shall be paid not later than thirty (30) days after the receipt by the Company from its independent public accountants of the audited financial statements of the Company with respect to that fiscal year. Nothing herein shall alter, modify, or amend the obligation of the Company pursuant to Section 3(b) of the Existing Employment Agreement to make a payment to the Executive pursuant to said Section 3(b) for the fiscal year ended June 30, 1997, which obligation shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement.

                      (c) As used in this Agreement the term "Pre-tax Profits" of the Company for any fiscal year shall mean the net income before taxes of the Company as shown on the audited consolidated statement of profit and loss of the Company and its subsidiaries for that fiscal year, but without giving effect to accruals for the bonus, if any, payable for such fiscal year to the Executive pursuant to Section 3(b) hereof and any similar bonus payable, to Mr. Francis C.


                                       -5-

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La Maina for that fiscal year pursuant to Mr. La Maina's then current employment agreement with the Company.

                      (d) If the Executive's employment is terminated prior to the end of a fiscal year by his death or by the Company as a result of his disability, the bonus payable pursuant to Section 3(b) in respect of that fiscal year, if any, shall be calculated (i) if such termination shall occur during the first quarter of the Company's fiscal year, by multiplying the amount determined pursuant to Section 3(b) for that entire fiscal year by a fraction of which the numerator is the number of days in that fiscal year prior to the date of termination and the denominator is the number of days in that fiscal year; and
(ii) if such termination shall occur subsequent to the first quarter of the Company's fiscal year, as if the Executive had been employed for that entire fiscal year. If the Executive's employment is terminated prior to the end of any fiscal year for "Cause" (as hereinafter defined), no bonus shall be payable to the Executive pursuant to Section 3(b) in respect of that fiscal year.

                      (e) For purposes of Sections 3(b) and 3(c) hereof, if the Company's fiscal year shall change (the fiscal year presently being July 1 through June 30), resulting in a fiscal year which shall be less than twelve
(12) months, the bonus payable pursuant to Section 3(b) in respect of that short fiscal year shall be calculated (i) by multiplying the amount of the Pre-tax Profits determined pursuant to Section 3(c) for that entire short fiscal year by a fraction of which the numerator is twelve (12) and the denominator is the number of months in that short fiscal year; (ii) by determining the bonus in accordance with Section 3(b) based on the amount resulting from the calculations in clause (i) above; and (iii) by multiplying such bonus amount resulting


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from the  calculation  in clause (ii) above by a fraction of which the numerator is the number of months in that shortened fiscal year and the denominator is twelve (12).

                      (f) Anything in this Agreement to the contrary notwithstanding, the Executive shall not receive any additional compensation for his services as a producer or executive producer of television or other programming for or on behalf of the Company, except that the Executive shall be entitled to such additional compensation for his services as a performer on television or other programming or with respect to productions (whether live or otherwise) for or on behalf of the Company and its subsidiaries and for the licensing to the Company and its subsidiaries of his name and likeness with respect to products outside of the television, video and motion picture business and the restaurant business (including, without limitation, with respect to product merchandising, commercial tie-ins and product endorsements which may be ancillary to the business of the Company or any of its subsidiaries) as shall be agreed upon by the Executive, the Company or such subsidiary, as applicable, commensurate with fees and other compensation generally received by performers of the Executive's stature. If the Executive would otherwise be entitled to receive a payment from an affiliate of the Company or a third party of compensation for his services as a producer or an executive producer of television, video or motion picture programming, the Executive shall cause such affiliate or third party to pay such compensation directly to the Company. Nothing in this Agreement shall affect any other rights the Executive may have with respect to his services as a producer or executive producer, including, without limitation, his rights to credits.


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           4. Fringe Benefits; Expenses

                      (a) The Executive shall be entitled to receive all health (other than disability) and pension benefits provided by the Company to its senior executives and to all other fringe benefits provided by the Company to its executives as a group and shall also be entitled to participate in all benefit plans provided by the Company to its executives as a group.

                      (b) The Company shall reimburse the Executive for all reasonable out-of-pocket expenses (including, without limitation, entertainment expenses) incurred by the Executive in connection with the performance of the Executive's services for the Company hereunder (it being agreed that first-class travel and accommodations are reasonable expenses), upon submission of vouchers and/or receipts by the Executive in accordance with the Company's policies and procedures.

                      (c) The Company shall provide the Executive with the use of a Company vehicle, such vehicle to be used in connection with the performance by the Executive of his duties on behalf of the Company.

                      (d) The Executive shall be entitled to eight (8) weeks of vacation time annually (based upon the period from July 1 through June 30), which shall be taken at times selected by the Executive which are consistent with the proper performance of the Executive's duties under this Agreement. The Executive may accrue up to two (2) weeks of unused vacation time annually.


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           5. Disability or Death

                      (a)  If,  as  the  result  of  any   physical   or  mental
disability, the Executive shall have failed or been unable to perform the Executive's duties hereunder for a period of one hundred eighty (180) consecutive days, the Company may, by notice to the Executive subsequent thereto, terminate the Executive's employment under this Agreement prior to the end of the Term, effective as of the date of the notice. If the Executive's employment is terminated pursuant to this Section 5(a), the Company shall pay to the Executive (in equal installments every two (2) weeks) (i) for the period from the date of termination through the June 30 next succeeding such date of termination, an amount equal his base salary for such period at the date of termination; (ii) for the next succeeding twelve (12) month period, an amount equal to 65% of his base salary at the date of termination; (iii) for the next succeeding twelve (12) month period, an amount equal to 60% of his base salary at the date of termination; and (iv) for the twenty-four (24) month period commencing on the date of the last payment required to be made pursuant to clauses (i), (ii) and (iii) above, an amount equal to 50% of his base salary at the date of termination.

                      (b) The period of the Executive's employment under this Agreement shall automatically terminate upon the Executive's death. In the event of the Executive's death, the Company shall pay to the beneficiary designated in writing by the Executive to the Company (or if the Executive fails to so designate a beneficiary, to the Executive's estate), an amount at an annual rate equal to his base salary in affect on the date of the Executive's death for a period of two (2) years from the date of the Executive's death, payable in equal installments on the first day of the month next succeeding the data of death and the first day of every third month thereafter.


                                       -9-

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           6. Non-Competition; Confidential Information.

                      (a) (i) During the term of the Executive's employment under this Agreement or (ii) through the current Term of this Agreement, if the Executive voluntarily terminates his employment or the Executive's employment is terminated for "Cause" (as such term is hereinafter defined), the Executive shall not, directly or indirectly, engage or be interested (as a stockholder, director, officer, agent, broker, partner, individual proprietor, lender, consultant or otherwise) in any other business or enterprise which is competitive with any of the businesses engaged in by the Company or any of its subsidiaries at the time of the termination of the Executive's employment with the Company, except that the Executive may (i) engage in the activities otherwise permitted pursuant to Section l(b) hereof, whether or not competitive with the Company or any of its subsidiaries; and (ii) hold not more than 5% of the outstanding securities of any class of any publicly held company; provided that this Section 6 shall not prohibit the Executive from holding more than 5% of the outstanding securities of any class of capital stock of the Company.

                      (b) The Executive shall not, directly or indirectly, either during the period of the Executive's employment under this Agreement or thereafter, disclose to any person or entity (except in the regular course of the Company's business or as may be required by applicable law or subpoena), or use in competition with the Company, any information, acquired by the Executive during the Executive's employment by the Company, concerning or in any way relating to any confidential or secret aspect of the Company's business, affairs, operations, plans, prospects, strategies or condition (financial or otherwise), unless such information has become


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known by the general  public  other than by reason of actions of the  Executive, whether direct or indirect.

                      (c) The Executive shall not, directly or indirectly, either during the period of the Executive's employment under this Agreement or for a period of one (1) year thereafter, solicit the services of any person who was a full-time employee of the Company (other than Ms. Karen Clark, and the Executive's executive secretary, and employees who have been employed by the Company for limited periods of time in connection with the production of particular television or motion picture programming) during the last year of the period of the Executive's employment under this Agreement.

                      (d) The Executive acknowledges and agrees that the remedy at law (including, without limitation, a remedy calculated as money damages), for breach of his covenants under this Section 6 will be inadequate and, accordingly, in the event of any breach or threatened breach by the Executive of any of the provisions of this Section 6, the Company shall be entitled, in addition to all other rights and remedies available to the Company, whether at law, in equity or otherwise, an injunction restraining any such breach or threatened breach (without posting any bond or other security or being required to prove actual damages).

           7. Termination

                      (a) The Company shall have the right to terminate and the Executive's employment with the Company hereunder (i) for "Cause" or (ii) Without Cause. For purposes of this Agreement, the term "Cause" shall mean any material breach of the Executive's obligations under Section 6 of this Agreement which is not cured within thirty (30) days after written notice thereof to the Executive; the conviction of the Executive of a felony, gross misconduct by the


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Executive related to the Executive's position with, or duties or obligations to, the Company, which is likely to materially and adversely affect the Company's business or financial condition, the chronic addiction of the Executive to drugs or alcohol which materially and adversely affects the Executive's performance of his duties under this Agreement; or the Executive's willful failure to perform his material duties to the Company hereunder within a reasonable period under the circumstances after written notice (specifically identifying the manner in which the Board of Directors believes that the Executive has so failed to perform his duties) from the Board of Directors of the Company to the Executive (provided such duties are consistent, in the reasonable opinion of the Executive after obtaining an opinion of counsel reasonably acceptable to the Company, with this Agreement and applicable law).

                      (b) If the employment of the Executive hereunder is terminated for "Cause", the Company shall not be obligated to make any further payments to the Executive hereunder (other than accrued and unpaid salary and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or applicable law to the date or termination) to the Executive under this Agreement. If the employment of the Executive is terminated Without Cause, the Company shall pay to the Executive all of his compensation (base salary and bonuses) pursuant to Section 3 as if this Agreement had not been terminated for the greater of (x) the remainder of the then current Term and (y) three (3) years after termination, all regardless of the amount of compensation the Executive may earn or be able to earn with respect to any other employment that the Executive may obtain or be able to obtain (i.e. the Executive shall have no duty to mitigate and the Company shall have no right to offset). For purposes hereof, the term "Without Cause" shall mean a


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termination of the Executive's  employment hereunder by the Company for a reason other than pursuant to Section 7(a) hereof.

                      (c) The Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' prior notice to the Company given within sixty (60) days following the occurrence of any of the following events: (i) the Executive's title is changed so that the Executive is no longer both Chairman and Chief Executive of the Company or (ii) any action by the Company, pursuant to which the Company materially reduces the Executive's duties and responsibilities hereunder and the Executive objects thereto within thirty (30) days of any such reduction and the Company does not restore such duties and responsibilities within thirty (30) days thereafter. The Executive shall not have any rights pursuant to this Section 7(c) if the occurrence of the triggering events was the result, directly or indirectly, of a transaction in which all or substantially all of the stock or assets of the Company is sold or the Company is a party to a merger, consolidation or similar transaction, in which the Company is not the surviving entity.

                      (d) The parties believe that payments made to the Executive based upon a termination Without Cause do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief, if any benefit is determined to be an "Excess Parachute Payment" the Company shall pay the Executive an additional amount such that (x) the excess of all Excess Parachute Payments
(including any payments under this Section 7(d)) over the sun of excise tax thereon under section 4999 of the Code and income tax thereon under subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.


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The above  determination  shall be made without regard to interest and penalties for failure to pay or underpayment of taxes.

           8. Name and Likeness

                      (a) Except with respect to the outside activities of the Executive permitted pursuant to Section 1(b) hereof, the Company shall have the exclusive right during the Term of this Agreement to the commercial use in connection with its television and motion picture business of the Executive's name, reasonably approved likeness, voice, reasonably approved biography, reasonably approved photograph and reasonably approved picture; provided that any such use by the Company is not in the nature of a direct or indirect endorsement of any product, commodity or service without the Executive's prior written consent.

                      (b) With respect to any motion picture, video, television or other programming (each a "Program") in connection with which the Executive renders services to the Company as executive producer, the Company shall accord the Executive (unless the Executive, in his sole discretion, elects not to receive such credit) screen credit on the Programs and credit in all paid advertising and publicity issued by or under the control of the Company with respect to any such Program, as executive producer of the Program, on a separate card on the screen, placement as is customary in the television and motion picture industry, and in a size no less than the size of type used to display the credit given to any other individual (other than performers) in connection with any such Program. Subject to the foregoing, the Company shall determine, in its sole discretion, the manner, form, size, style, nature and placement of any credit given to the Executive. No inadvertent failure of the Company to comply with the provisions hereof with respect to credit shall constitute a breach of this Agreement, unless the Company fails to use its


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best efforts to cure the same, on a prospective basis only, promptly upon notice thereof. In the event of any breach of these credit provisions, the Executive's remedies, if any, shall be limited to the right to recover damages in an action at law, and in no event shall the Executive be entitled to terminate or rescind this Agreement, revoke any of the rights herein granted or to enjoin or restrain the distribution or exhibition of the Programs.

           9.         Miscellaneous

                      (a) This Agreement shall be governed by and construed in accordance with the law of California applicable to agreements made and to be performed in California, and without regard to principles of conflicts of law.

                      (b) This Agreement sets forth the entire understanding and agreement between the Company and the Executive with respect to its subject matter, supersedes all previous agreements between them relating to such subject matter (whether written or oral), all of which are merged herein (including, without limitation, the Existing Agreement). There are no representations, warranties or promises between the parties with respect to the subject matter hereof, other than those set forth herein.

                      (c) Any notice or other communication under this Agreement shall be in writing and shall be considered given when received by the party hereto who is the intended recipient and shall be delivered personally, or mailed by certified mail, return receipt requested (postage prepaid), or sent by telecopy if sent before 4:00 p.m. (California time) on a business day, to the parties at their respective addresses or facsimile numbers, as the case may be, set forth below (or at such other address, or facsimile number, as a party may specify by notice to the other party):


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                     If to the Company, to it at:

                     3003 West Olive Avenue
                     Burbank, California 91510-4590
                     Attn: President
                     Telecopy No.: (818) 566-6690

                     with a copy to;

                     Martin Eric Weisberg, Esq.
                     Parker Chapin Flattau & Klimpl, LLP
                     1211 Avenue of the Americas
                     New York, New York 10036-8735
                     Telecopy No.: (212) 704-6288

                     If to the Executive, to him at:

                     3003 West Olive Avenue
                     Burbank, California 91510-4590
                     Telecopy No.: (818) 566-6690

                     with a copy to:

                     Joel Behr, Esq.
                     Behr and Robinson
                     2049 Century Park East 26th Floor
                     Los Angeles, California 90067
                     Telecopy No.: (310) 556-9229

                      (d) The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision on any other occasion or any other term or provision of this Agreement. Any waiver shall be limited to the specific instance for which it is given executed by the party affected thereby. This Agreement may not be waived, amended, modified or altered, except by an instrument in writing duly executed by each of the Company and the Executive.

                      (e) The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as is possible under applicable law. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

                      (f) This Agreement is not assignable by either party, except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company's assets or stock; provided such successor assumes all of the duties and obligations of the Company hereunder; and this Agreement shall inure to the benefit of the heirs, estate and legal representatives of the Executive. The duties and obligations of the Executive hereunder may not be delegated.

                      (g) Section headings are inserted herein for convenience of reference only, and shall have no substantive aspect and shall not be taken into account in connection with the interpretation or construction of this Agreement.

           IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the day and year first above written.


                                      dick clark productions, inc.


                                      By: /s/
                                         -----------------------------------
                                            Name:
                                            Title:


                                        /s/  Richard W. Clark
                                      -----------------------------------
                                      Richard W. Clark


                                      -17-